EXHIBIT 14

    CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

   To ensure the continuing integrity of financial reporting and transactions, the Board of Directors of EMCOR Group, Inc. (the "Company") has adopted the following Code of Ethics, which applies to the chief executive officer (the "CEO") and the chief financial officer, the principal accounting officer, the treasurer and corporate controller of the Company and other senior financial officers performing similar functions who have been identified as such by the CEO (collectively, "Senior Financial Officers").

   The Company's Code of Business Conduct and Ethics sets forth fundamental principles and key policies and procedures that govern the conduct of all Company directors, officers and employees, including the CEO and Senior Financial Officers. In addition, the CEO and Senior Financial Officers are also required to conduct their personal and professional affairs in a manner that is consistent with this Code of Ethics.

   The CEO and all Senior Financial Officers must:

   1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

   2. Take all reasonable measures to protect the confidentiality of non-public information about the Company and its subsidiaries and to prevent the unauthorized disclosure of such information unless required by applicable law, regulation or legal or regulatory process;

   3. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by the Company and must bring to the attention of the Company's General Counsel and the Audit Committee of the Board of Directors of the Company (the "Audit Committee") any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings;

   4. Comply with governmental laws, rules and regulations applicable to the Company and its businesses;

   5. Promptly bring to the attention of the General Counsel and the Audit Committee any information he or she may have concerning (i) significant or material deficiencies or weaknesses in the design or operation of the Company's internal controls which could have a material adverse effect on the Company's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, involving any member of management or other employee who has a significant role in the Company's financial reporting, disclosures or internal controls; and

   6. Promptly report any possible violation of this Code of Ethics to the General Counsel and the Audit Committee.

   The CEO and the Senior Financial Officers shall facilitate the work of the Company's independent public auditors and shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the Company's financial statements misleading.

   The CEO and each Senior Financial Officer is accountable for his or her adherence to this Code of Ethics. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate action to be taken in the event of any violation of this Code of Ethics. Such actions, which shall be reasonably designed to deter wrongdoing and to provide accountability for adherence to this Code of Ethics, may include disciplinary action, up to and including termination of employment.

   Any waiver of a provision of this Code of Ethics, which may only be granted by the Board of Directors of the Company, shall be disclosed promptly as required by law.

   If the CEO or any Senior Financial Officer has any questions regarding the best course of conduct in a particular situation, he or she should promptly contact the General Counsel of the Company at (203) 849-7831.